                                                                    EXHIBIT 2.1



                             AGREEMENT AND PLAN OF MERGER

                                        AMONG



                          J.F. LEHMAN EQUITY INVESTORS I, LP



                                   JFL MERGER CO.,



                               BURKE INDUSTRIES, INC.,



                                         AND



                                   SHAREHOLDERS OF



                                BURKE INDUSTRIES, INC.











                                   August 13, 1997

                             TABLE OF CONTENTS

                                                                            PAGE



ARTICLE I.    THE MERGER......................................................1

    1.1.      The Merger......................................................1
    1.2.      Effective Time..................................................2
    1.3.      Closing of the Merger...........................................2
    1.4.      Effects of the Merger...........................................4
    1.5.      Articles of Incorporation and Bylaws............................4
    1.6.      Directors.......................................................4
    1.7.      Officers........................................................4
    1.8.      Preferred Stock.................................................4
    1.9.      Exchange Offer..................................................4
    1.10.     Conversion of the Cancelled Shares..............................4
    1.11.     Continuing Shares...............................................5
    1.12.     Appraisal Rights................................................6
    1.13.     Payment of Merger Consideration.................................6
    1.14.     Exchange of Certificates........................................7
    1.15.     Stock Options; Warrants.........................................7
    1.16.     Additional Consideration........................................8
    1.17.     Payment of Shareholder Debt and Exercise Proceeds...............9

ARTICLE II.   REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS..................9

    2.1.      Title to Common Stock...........................................9
    2.2.      Requisite Consents; Nonviolation................................9
    2.3.      Due Incorporation; Requisite Power and Authority; Authorization
              and Enforceability.............................................10
    2.4.      Capitalization.................................................10
    2.5.      Subsidiaries, Etc..............................................11
    2.6.      Financial Data.................................................11
    2.7.      No Material Changes............................................11
    2.8.      Undisclosed Liabilities........................................12
    2.9.      Governmental Authorizations....................................12
    2.10.     Litigation.....................................................12
    2.11.     Employee Benefit Plans.........................................12
    2.12.     Patent, Trademark and Related Matters..........................14
    2.13.     Real and Personal Property.....................................14
    2.14.     Insurance......................................................14
    2.15.     Tax Matters....................................................14
    2.16.     Environmental Matters..........................................16
    2.17.     Contracts......................................................17
    2.18.     Inventory......................................................18

                                 TABLE OF CONTENTS (cont.'d)

                                                                            PAGE


    2.19.     Accounts Receivable............................................18
    2.20.     Condition of Plant and Equipment...............................18
    2.21.     Customers and Suppliers........................................18
    2.22.     Bank Accounts..................................................18
    2.23.     Labor Practices................................................19
    2.24.     Government Contracts...........................................19
    2.25.     Certain Business Practices.....................................20
    2.26.     Product Liability..............................................21
    2.27.     Disclosure in the Shareholders' Schedule.......................21

ARTICLE II.   REPRESENTATIONS AND WARRANTIES OF PARENT.......................21

    3.1.      Due Incorporation; Requisite Power and Authority...............21
    3.2.      Requisite Consents; Nonviolation...............................21
    3.3.      No Prior Activities............................................22

ARTICLE IV.   CERTAIN TRANSACTIONS AND AGREEMENTS PRIOR TO THE CLOSING DATE..22

    4.1.      Cooperation; Confidentiality...................................22
    4.2.      Business Organization..........................................22
    4.3.      Further Assurances.............................................22
    4.4.      Shareholder Acknowledgment, Waiver and Voting Agreement........23

ARTICLE V.    COVENANTS REGARDING POST-CLOSING ACTIVITIES....................23

    5.1.      Shareholders' Indemnification..................................23
    5.2.      Tax Indemnity..................................................25
    5.3.      Payment out of Escrow Account; Merger Consideration
              Adjustment.....................................................26
    5.4.      Survival.......................................................26
    5.5.      Maintenance of Employee Benefit Plans..........................27
    5.6.      Employee Service Credit........................................27

ARTICLE VI.   CONDITIONS TO OBLIGATIONS OF PARENT AND SHAREHOLDERS...........27

    6.1.      Government Approvals; Litigation...............................27
    6.2.      Permits and Approvals..........................................27
    6.3.      Consummation of Debt Issuance..................................27
    6.4.      Exchange Offer.................................................28
    6.5.      Escrow Agreement...............................................28

ARTICLE VII.  CONDITIONS TO PARENT'S OBLIGATIONS.............................28

    7.1.      Representations and Warranties.................................28

                             TABLE OF CONTENTS (cont.'d)

                                                                            PAGE

    7.2.      Closing Deliveries.............................................28
    7.3.      Due Diligence Review...........................................28

ARTICLE VIII. CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS......................28

    8.1.      Representations and Warranties; Performance....................28
    8.2.      Closing Deliveries.............................................29

ARTICLE IX.   FEES AND EXPENSES..............................................29

    9.1.      Expenses.......................................................29
    9.2.      Fees or  Commissions of Brokers................................29

ARTICLE X.    TERMINATION....................................................29

    10.1.     Termination of Agreement.......................................29
    10.2.     Effect of Termination..........................................30

ARTICLE XI.   MISCELLANEOUS..................................................30

    11.1.     Time of the Essence............................................30
    11.2.     Entire Agreement...............................................30
    11.3.     Press Release and Public Announcements.........................30
    11.4.     Counterparts...................................................30
    11.5.     Descriptive Headings...........................................30
    11.6.     Notices........................................................30
    11.7.     Arbitration....................................................31
    11.8.     Choice of Law..................................................32
    11.9.     Binding Effect; Benefits.......................................32
    11.10.    Assignability..................................................32
    11.11.    Waiver and Amendment...........................................32
    11.12.    Attorneys' Fees................................................32
    11.13.    Knowledge Standard.............................................32
    11.14.    Parent's Knowledge of Breach of Shareholders' Representation...32

    EXHIBITS

    Exhibit A  -  List of Holders of Cancelled Shares and Continuing Shares
    Exhibit B  -  Morrison & Foerster LLP Form of Opinion
    Exhibit C  -  Gibson, Dunn & Crutcher LLP Form of Opinion
    Exhibit D  -  Specified Indebtedness
    Exhibit E  -  Escrow Agreement
    Exhibit F  -  Management Bonuses
    Exhibit G  -  Shareholders' Schedule

                             AGREEMENT AND PLAN OF MERGER



               THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 13, 1997, is entered into by and among J.F. Lehman Equity Investors I, L.P., a Delaware limited partnership ("Parent"), JFL MergerCo., a California corporation ("MergerCo"), Burke Industries, Inc., a California corporation ("Burke"), and the other persons signatory hereto (each such person hereinafter referred to as a "Shareholder," and collectively all such persons hereinafter referred to as the "Shareholders").

                                     RECITALS

               WHEREAS, the Boards of Directors of Burke, Parent and MergerCo have each (i) determined that the Merger (as defined below) is fair and in the best interests of their respective shareholders and (ii) approved the Merger in accordance with this Agreement;

               WHEREAS, Shareholders own the aggregate number of issued and outstanding shares of Common Stock, without par value (the "Common Stock"), and options and warrants to purchase Common Stock of Burke, representing a majority of the issued and outstanding Common Stock;

               WHEREAS, Shareholders, by signing this Agreement, acknowledge and agree that, pursuant to the Merger, certain shares of Common Stock set forth on EXHIBIT A under the caption "Cancelled Shares" (the "Cancelled Shares") will be cancelled and converted into the right to receive the merger consideration described herein and certain shares of Common Stock set forth on EXHIBIT A under the caption "Continuing Shares" (the "Continuing Shares") will, through the process described below, become shares of common stock of the corporation surviving the Merger; and

               WHEREAS, Shareholders have unanimously determined that the Merger is fair and in their best interests and have agreed to vote to adopt and approve this Agreement.

                                     AGREEMENT

               In consideration of the mutual agreements, provisions and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, MergerCo, Burke, and Shareholders hereby agree as follows:

                                      ARTICLE I

                                     THE MERGER

     1.1. THE MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the California General

Corporation Law ("the CGCL"), MergerCo shall be merged with and into Burke (the "Merger"). Following the Merger, Burke shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of MergerCo shall cease.

     1.2. EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, an Agreement of Merger (the "Agreement of Merger") shall be duly executed and acknowledged by MergerCo and Burke, together with the required officers' certificates attached thereto, and thereafter delivered to the Secretary of State of the State of California for filing pursuant to the CGCL effective as of the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Agreement of Merger is duly filed with the Secretary of State of the State of California in accordance with the CGCL or such later time as Parent and Burke may agree upon and set forth in the Agreement of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

     1.3.  CLOSING OF THE MERGER.

            (a) The closing of the Merger (the "Closing") shall take place at 10:00 a.m. local time, at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, on August 15, 1997, or at such other time, date and place as the parties may mutually agree, but not later than August 25, 1997 (the "Closing Date").

            (b)  At the Closing, the Shareholders shall deliver to Parent:

                 (i) certificates representing the Cancelled Shares duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Cancelled Shares in blank, which certificates shall not bear any legend restricting the transfer of such Cancelled Shares;

                 (ii) a certificate of good standing for Burke issued by the Secretary of State of the State of California and a certificate of tax good standing for Burke issued by the California Franchise Tax Board certifying that such corporation is in good standing upon the records of their respective offices, together with certificates to transact business as a foreign corporation in each jurisdiction set forth in Section 2.3 of the Shareholders' Schedule, each as of a date not more than ten (10) days prior to the Closing Date;

                 (iii) a copy of the Articles of Incorporation and Bylaws of Burke, as amended to date, and a certified copy of resolutions of the Board of Directors of Burke authorizing all actions necessary to consummate the transactions contemplated by this Agreement certified by the secretary or an assistant secretary of Burke;

                 (iv) a certificate of Daniel P. Flamen, Timothy E. Howard, Rocco C. Genovese, Reed C. Wolthausen and David E. Worthington certifying that the conditions set forth in Section 7.1 have been fulfilled;

                 (v) the written opinion of Morrison & Foerster LLP, special counsel to the Shareholders, substantially in the form attached hereto as EXHIBIT B, which opinion shall expressly state that Parent's lenders and investors are entitled to rely thereon;

                 (vi) the official stock register and minute book of Burke, certified by the secretary or an assistant secretary of Burke;

                 (vii) any consents, approvals or other authorizations necessary to effect the transactions contemplated hereby; and

                 (viii)  an executed counterpart of the Escrow Agreement.

            (c) At the Closing, Parent shall deliver, or shall cause the Surviving Corporation to deliver, to Shareholders:

                 (i)     the Aggregate Merger Consideration;

                 (ii) certificates representing the Surviving Shares in accordance with Section 1.14;

                 (iii) a long-form certificate of good standing for Parent issued by the Secretary of State of the State of Delaware, a certificate of good standing for MergerCo issued by the Secretary of State of the State of California and a certificate of tax good standing for MergerCo issued by the California Franchise Tax Board certifying that Parent or MergerCo, as the case may be, is in good standing upon the records of their respective offices, each as of a date not more than ten (10) days prior to the Closing Date;

                 (iv) a certified copy of resolutions of the Board of Directors of MergerCo and a certified copy of resolutions of the Managing Members of JFL Investors, L.L.C., the sole general partner of Parent, authorizing all actions necessary to consummate the transactions contemplated by this Agreement;

                 (v) a certificate of Parent certifying that the conditions set forth in Section 8.1 have been fulfilled;

                 (vi) the written opinion of Gibson, Dunn & Crutcher LLP, special counsel to Parent, substantially in the form attached hereto as EXHIBIT C; and

                 (vii)   an executed counterpart of the Escrow Agreement.

            (d)  At the Closing, Parent shall repay or pay, as appropriate
(i) the aggregate amount, as of the Closing Date, of principal of, together with any accrued but unpaid interest on, or prepayment penalties associated with, the indebtedness of Burke set forth on EXHIBIT D hereto and (ii) the bonuses and other expenses listed on EXHIBIT D hereto as of the Closing Date (collectively, the "Specified Indebtedness").

     1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of Burke and MergerCo shall vest in the Surviving Corporation and all debts, liabilities and duties of Burke and MergerCo shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read the same as the Articles of Incorporation and Bylaws of MergerCo immediately prior to the Effective Time (except that the name of the Surviving Corporation shall remain unchanged as "Burke Industries, Inc.").

     1.6. DIRECTORS. The directors of MergerCo at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     1.7. OFFICERS. The officers of Burke at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     1.8. PREFERRED STOCK. Prior to the Closing, Burke shall create a series of preferred stock designated the Series A Preferred Stock, no par value, of Burke (the "Preferred Shares"). If all of the shareholders of Burke entitled to vote on the Merger approve the Merger, Burke will not issue any Preferred Shares.

     1.9. EXCHANGE OFFER. Immediately prior to the Effective Time, each Continuing Share shall be exchanged by the holders thereof for one Preferred Share (the "Exchange Offer"). Each Shareholder surrendering pursuant to the Exchange Offer a certificate representing Continuing Shares shall receive a certificate representing a like number of Preferred Shares and, if such certificate also represents Cancelled Shares, a certificate representing a like number of Cancelled Shares. Any Continuing Shares not surrendered for exchange pursuant to the Exchange Offer will be deemed Cancelled Shares for all purposes in the Merger and in this Agreement. Notwithstanding the foregoing, if all of the shareholders of Burke entitled to vote on the Merger approve the Merger, the Exchange Offer will not take place.

     1.10.  CONVERSION OF THE CANCELLED SHARES.

            (a) At the Effective Time, each Cancelled Share issued and outstanding immediately prior to the Effective Time (which shall constitute all of the issued and outstanding Common Stock, including those shares issued pursuant to the exercise of the Company Stock Options (as defined below) listed on Pages 2 and 3 of EXHIBIT A under the caption "Cancelled Shares," other than (i) shares of Common Stock held in Burke's treasury or by any of Burke's subsidiaries, (ii) shares of Common Stock held by Parent, MergerCo or any other subsidiary of Parent and (iii) the Continuing Shares, including those shares issued pursuant to the exercise of the Company Stock Options listed on Pages 2 and 3 of EXHIBIT A under the caption "Continuing Shares") shall, by virtue of the Merger and without any action on the part of MergerCo, Burke or the holder thereof, be converted into and shall become the right to receive an amount in cash, without interest, equal to the Merger Consideration PLUS its pro rata share of the aggregate Exercise Proceeds and the aggregate Shareholder Debt LESS its pro rata share of the Transaction Expenses. The "Merger Consolidation" shall be equal to the Aggregate Merger Consideration (as defined below) divided by the number of Fully Diluted Shares (as defined below). The number of Fully Diluted Shares shall be the number of outstanding shares of Common Stock PLUS the number of outstanding Preferred Shares PLUS the number of shares of Common Stock underlying the Warrant (as defined below), each determined as of the Closing Date. The amount of the Merger Consideration is subject to adjustment pursuant to Section 1.16. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Cancelled Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

            (b) The consideration for the Merger (the "Aggregate Merger Consideration") shall consist of:

                 (i) cash in the amount of (x) $137,500,000 MINUS (y) the Specified Indebtedness (the "Cash Amount"), PLUS

                 (ii)    the Tax Savings (as defined in Section 1.16).

            (c) At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of MergerCo shall be converted into one share of Common Stock.

            (d) At the Effective Time, each share of Common Stock held in the treasury of Burke and each share of Common Stock held by Parent, MergerCo or any subsidiary of Parent, MergerCo or Burke immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of MergerCo, Burke or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

            1.11. CONTINUING SHARES. Upon consummation of the Merger, each Continuing Share, including those shares issued pursuant to the exercise of the Company Stock Options listed on Pages 2 and 3 of EXHIBIT A under the caption "Continuing Shares" or each Preferred Share will become the right to receive (i) that portion of the Merger Consideration consisting of the Tax Savings, (ii) its pro rata share of the aggregate Exercise Proceeds and the aggregate Shareholder Debt LESS its pro rata share of the Transaction Expenses and (iii) one share of Common Stock of the Surviving Corporation (a "Surviving Share"). All such Surviving Shares will be registered on the stock transfer books of the Surviving Corporation.

     1.12. APPRAISAL RIGHTS. The holders of Shares shall be entitled to such appraisal rights as provided in the CGCL.

     1.13.  PAYMENT OF MERGER CONSIDERATION.

            (a)  The Merger Consideration shall be paid:

                 (i) On the Closing Date, by paying the Net Cash Amount (as defined below) to either Daniel P. Flamen or Timothy E. Howard (acting separately or jointly, the "Paying Agent"), as agent for and for the benefit of the shareholders of Burke and the holders of the Company Stock Options as more specifically set forth in the Shareholder Representative and Paying Agent Agreement (the "Paying Agent Agreement") by wire transfer in immediately available funds to the account designated by the Paying Agent and provided to the Parent. The "Net Cash Amount" shall equal (A) ninety-five percent (95%) of the Cash Amount LESS (B) the Cash Amount multiplied by the aggregate number of outstanding Continuing Shares and Preferred Shares immediately prior to the Effective Time DIVIDED by the number of Fully Diluted Shares. From the Net Cash Amount paid to the Paying Agent hereunder each holder shall receive the amount set forth opposite each holder's name on EXHIBIT A hereto under the caption "Cash Distributed at Close," whether listed on Page 1, 2 or 3 of EXHIBIT A, which amounts were determined in accordance with the following formula:

     Such holder's Fully Diluted Shares MULTIPLIED BY the Merger Consideration LESS (x)(i) such holder's pro rata share of the Escrow Amount as shown on EXHIBIT A, (ii) the number of such holder's Continuing Shares or Preferred Shares, as the case may be, MULTIPLIED BY the Cash Amount, DIVIDED BY the number of Fully Diluted Shares, (iii) the exercise price of each Company Stock Option held by such holder MULTIPLIED BY the number of shares of Common Stock subject to such Company Stock Option (regardless of whether such Company Stock Option is exercised or cancelled prior to the Effective Date) (the "Exercise Proceeds"), (iv) the aggregate amount of any indebtedness (to the extent not included in clause (iii)) owed to Burke by such holder as of the Closing Date (the "Shareholder Debt") and (v) such holder's pro rata share of the Transaction Expenses (as defined in the Paying Agent Agreement) PLUS (y) such holder's pro rata share of the aggregate Exercise Proceeds and the aggregate Shareholder Debt. For purposes of this Agreement, "pro rata share" shall mean such holder's Fully Diluted Shares divided by all of the Fully Diluted Shares.

                 (ii) Five percent (5%) of the Cash Amount (the "Escrow Amount") by wire transfer in immediately available funds to an account (the "Escrow Account") in the name of First Trust of California, National Association, as escrow holder (the "Escrow Holder"), for the benefit of each shareholder of Burke and each holder of a Company Stock Option in the respective amounts set forth opposite each holder's name on EXHIBIT A hereto under the caption "Escrow Withholding," to be distributed pursuant to the Escrow Agreement, of even date herewith, among Parent, Escrow Holder and the Shareholders in the form attached hereto as EXHIBIT E; and

                 (iii) the Tax Savings shall be paid as described in and in accordance with Section 1.16.

            (b) In the event that any Certificate representing Cancelled Shares shall have been lost, stolen or destroyed, the Parent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; PROVIDED, HOWEVER, that Parent may, in its discretion, require the delivery of a suitable bond or indemnity.

            (c) All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason they shall be cancelled and exchanged as provided in this Article I.

            (d) Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.14 EXCHANGE OF CERTIFICATES. At the Closing, (i) Parent shall receive one or more certificates representing the Surviving Shares upon cancellation of the shares of common stock of MergerCo pursuant to the Merger, (ii) each Shareholder holding a certificate representing both Cancelled Shares and Continuing Shares or Preferred Shares, as the case may be, shall, upon surrender of such certificate, receive one or more certificates representing a number of Surviving Shares equal to the number of Continuing Shares or Preferred Shares, as the case may be, represented by the certificate surrendered and (iii) each Shareholder holding a certificate representing Preferred Shares shall, upon surrender of such certificate, receive one or more certificates representing a like number of Surviving Shares.

     1.15. STOCK OPTIONS; WARRANTS. Set forth on Page 2 and 3 of EXHIBIT A are each outstanding option and/or warrant to purchase Common Stock issued pursuant to any plans or agreements of Burke (a "Company Stock Option"), to the extent vested in accordance with its terms (including by reason of the transactions contemplated by this Agreement), as of the date hereof. As of the Effective Time, each of the warrants listed on EXHIBIT A (a "Warrant") shall be cancelled and each holder of a Warrant shall be entitled to receive from Parent in exchange for each share of Common Stock subject to such Warrant cash in an amount equal to the difference between (i) the sum of the Merger Consideration PLUS the pro rata Exercise Proceeds and Shareholder Debt and (ii) the sum of the exercise price per share of such Warrant and the pro rata Transaction Expenses, payable pursuant to the terms of Section 1.13. Immediately prior to the Effective Time (and the occurrence, if at all, of the Exchange Offer), all of the Company Stock Options except the Warrants will be exercised by, and the number of shares of Common Stock subject to such exercised Company Stock Options will be issued to, the holders thereof, either as Continuing Shares or as Cancelled Shares as indicated on Pages 2 and 3 of EXHIBIT A. At or before the Effective Time, Burke shall cause to be effected any necessary amendments to existing plans and agreement of Burke to give effect to the provisions of this Section 1.15.

     1.16   ADDITIONAL CONSIDERATION.

            (a) Burke shall pay to the Paying Agent, for the benefit of the holders of any Fully Diluted Shares, on a pro rata basis, as Merger Consideration, any Tax Savings (as hereinafter defined) realized by Burke or the Surviving Corporation as a result of (i) the exercise or cancellation of compensatory stock options which are outstanding as of the date of this Agreement; (ii) the write-off of any unamortized financing costs and the payment of any amounts of original issue discount by Burke or the Surviving Corporation with respect to financing outstanding on the date of this Agreement; (iii) the prepayment of certain fees and expenses by Burke; or
(iv) the payment by Burke after the date of this Agreement and prior to the Closing of any bonuses to employees of Burke, each as specifically enumerated on EXHIBIT F hereto, as such Exhibit may be amended by a majority-in-interest of the Shareholders and delivered to Parent at or before the Closing.

            (b) For purposes of this Section 1.16, the term "Tax Savings" means a reduction in federal, state or local income or franchise tax liability, determined, as to any taxable period or estimate tax period, by computing the tax liability of Burke or the Surviving Corporation on a separate company basis with and without the deductions available to Burke or the Surviving Corporation as a result of the items covered by Section 1.16(a). Payments hereunder shall be made not later than thirty (30) days following the date the Tax Savings are realized, through a reduction in taxes or estimated taxes payable or through the receipt of a refund. In the case of a refund, "Tax Savings" shall include an allocable portion of the interest received from the taxing authority with respect to the refund.

            (c) Within thirty (30) days of the date Burke or the Surviving Corporation files its federal income tax return for the period including the Closing Date, and within thirty (30) days of the date the Surviving Corporation files its federal income tax return for any succeeding taxable year until all tax deductions described in Section 1.16(a)have been claimed by Burke or the Surviving Corporation on its tax returns and all Tax Savings with respect thereto have been paid (or the period during which such Tax Savings may be claimed has expired), Parent shall provide to the Paying Agent a statement of Burke or the Surviving Corporation's independent public accountants identifying the deductions claimed by Burke or the Surviving Corporation resulting therefrom. The Paying Agent may dispute the calculation by notifying Burke or the Surviving Corporation's independent public accountants, with a copy to Parent, in writing setting forth in reasonable detail the basis for such dispute, within twenty (20) business days of the receipt of the calculation. In the event of any such dispute, Parent and the Paying Agent shall attempt to reconcile their differences, and any joint resolution in writing and signed by the Parent and the Paying Agent shall be final, binding and conclusive on Parent, the Surviving Corporation, the Paying Agent and all of the shareholders of Burke and the holders of the Company Stock Options. In the absence of such agreement, within twenty (20) business days of the date of receipt by the Surviving Corporation's independent public accountants of the Paying

Agent written notice of such dispute, Parent and Surviving Corporation shall refer the disputed items for resolution to Arthur Andersen LLP (the "Tax Savings Accounting Firm"), which shall within twenty (20) business days of such submission, determine and report to the Paying Agent and the Parent upon the disputed items. Such report shall (i) include the Tax Savings Accounting Firm's calculation of the Tax Savings and (ii) be final, binding and conclusive on shareholders of Burke and the holders of the Company Stock Options and Parent. Such Tax Savings shall be paid to each shareholder of Burke and each holder of the Company Stock Options in the amount equal to the quotient of the Tax Savings DIVIDED BY the number of Fully Diluted Shares, MULTIPLIED BY the sum of number of such holder's shares of Common Stock PLUS the number of shares of Common Stock subject of the Company Stock Options of such holder.

     1.17 PAYMENT OF SHAREHOLDER DEBT AND EXERCISE PROCEEDS. Upon the consummation of the Merger, the obligations of the shareholders of Burke and the holders of the Company Stock Options relating to the Shareholder Debt or the Exercise Proceeds shall be satisfied from the deductions from the Net Cash Amount described in Section 1.13 hereof and, therefore shall be fully paid and extinguished.

                                 ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     The Shareholders hereby represent and warrant to Parent, severally, but not jointly, except as otherwise set forth in the schedule of exceptions attached hereto as EXHIBIT G (the "Shareholders' Schedule"), as set forth below; PROVIDED HOWEVER, that Shareholders who are no longer employed by Burke or CHF Capital Partners shall only be deemed to give the representations and warrants set forth in Sections 2.1, 2.2 and 2.3(b) as to themselves and shall not be deemed to have given the other representations and warranties contained in this Article II regarding the business and operations of Burke.

     2.1 TITLE TO COMMON STOCK. Each Shareholder individually represents and warrants to Parent that Shareholder is the record and beneficial owner of the Common Stock set forth opposite its name in EXHIBIT A and Shareholder holds title to the Common Stock and holds title free and clear of all liens, charges, encumbrances, marital property rights, pledges, mortgages, security interests, assessments, restrictions, limitations or rights of first refusal or first offer ("Encumbrances") (other than restrictions on transferability generally imposed on securities under federal or state securities laws). The sale and delivery of the Common Stock to Parent pursuant to the Merger described in Article I hereof will vest in Parent legal and valid title to the Common Stock, free and clear of any and all Encumbrances, other than Encumbrances created by Parent.

     2.2    REQUISITE CONSENTS; NONVIOLATION.  Except as set forth in Section
2.2 of the Shareholders' Schedule, the execution and delivery of this Agreement by each of Burke and Shareholders do not and the consummation by each of Burke and Shareholders of the transactions contemplated by this Agreement will not (a) require the consent, license, permit, approval, authorization or other action by or any filing with any governmental person or entity

(except such approvals, permits or filings as may be required to comply with applicable state securities laws), (b) violate or conflict with
(i) the provisions of the Articles of Incorporation or By-Laws of Burke, (ii) any provision of law, rule or regulation by which Burke or any Shareholder is bound or to which Burke or any of its properties or the Common Stock is subject or (iii) any writ, judgment, order, injunction or decree applicable to any Shareholder or Burke or (c) constitute a default under, violate or conflict with, permit any third party to modify, terminate, accelerate or rescind any term or provision of, or require the consent or approval of any third party to any material contract, note, lease, mortgage, indenture or other agreement to which Burke is a party or by which Burke is bound or to which Burke or any of its properties is subject.

     2.3 DUE INCORPORATION; REQUISITE POWER AND AUTHORITY; AUTHORIZATION AND ENFORCEABILITY.

            (a) Burke (i) has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of California, (ii) is duly qualified to do business in and is in good standing under the laws of the jurisdictions set forth in Section 2.3 of the Shareholders' Schedule, which constitute every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified will not adversely affect its business, prospects or financial position of Burke and (iii) has all requisite corporate power and authority to own or lease and to operate its properties and carry on its business as presently conducted. Burke has made available to Parent true and complete copies of its Articles of Incorporation and By-Laws.

            (b) Each Shareholder and Burke has the requisite power and authority to execute and deliver and perform this Agreement and the agreements, certificates, instruments or other documents to be executed and delivered in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the related documents has been duly authorized by all requisite action on the part of Burke. This Agreement has been duly and validly executed and delivered by each Shareholder and Burke and, upon execution and delivery by the Shareholders and Burke, will constitute the valid and binding obligation of each Shareholder and Burke, enforceable against each Shareholder and Burke in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (ii) is subject to general principles of equity.

     2.4    CAPITALIZATION.

            (a) As of the date hereof, the authorized capital stock of Burke consists solely of (i) 15,000,000 shares of Class A Common Stock, without par value, of which 9,398,870 shares are issued and outstanding and (ii) 5,000,000 shares of Convertible Class B Common Stock, without par value, none of which is issued and outstanding. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Other than the Common Stock, Burke does not have outstanding any other voting or equity securities or interests. Except as set forth in

Section 2.4 of the Sellers Schedule, Burke has no outstanding obligations, understandings or commitments regarding the issuance of any additional shares of its capital stock, voting or equity securities or interests or other securities, or any options, rights, warrants or securities exercisable for or convertible into such shares, securities or interests. There are no preemptive rights in respect of the shares of Common Stock of Burke.

     2.5 SUBSIDIARIES, ETC. Except as set forth in Section 2.5 of the Shareholders' Schedule, Burke does not own or control, directly or indirectly, any beneficial equity interest in any corporation, partnership, joint venture or other legal entity.

     2.6 FINANCIAL DATA. Burke has made available to Parent unaudited balance sheets of Burke as of July 4, 1997 (the "Balance Sheet") and April 4, 1997, and audited balance sheets of Burke as of December 27, 1996, December 29, 1995 and December 30, 1994 and the notes thereto, together with unaudited statements of profit and loss and changes in financial position of Burke for the quarters ended July 4, 1997 and April 4, 1997 and audited statements of profit and loss and changes in financial position of Burke for the 1996, 1995 and 1994 fiscal years and the notes thereto (collectively, the "Financial Statements"). The Financial Statements described above (a) were prepared in accordance with the books and records of Burke, (b) were prepared in accordance with GAAP consistently applied and (c) contain and reflect all necessary adjustments and accruals for a fair presentation of the financial position of Burke as of their respective dates and the results of Burke's operations for the periods then ended.

     2.7    NO MATERIAL CHANGES.

            (a) Except as otherwise specifically disclosed in Section 2.7 of the Shareholders' Schedule, since the date of the Balance Sheet, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the business or financial position of Burke;
(ii) any labor dispute adversely affecting the business or financial position of Burke; (iii) any disposition of any capital asset of Burke having a net book value in excess of $100,000; or (iv) any incurrence, discharge or satisfaction of any obligation or liability of Burke other than in the ordinary course of business.

            (b) Since the date of the Balance Sheet, except in connection with the transactions contemplated hereby, Burke has not engaged in any of the following transactions: (i) issued or committed to issue any shares of Common Stock (except upon exercise of duly issued stock options which were outstanding as of such date) or other ownership interest, (ii) directly or indirectly declared, paid or set aside for payment of any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired or committed to acquire any shares or other ownership interest of Burke, (iii) effected a split or reclassification of any shares of Burke or a recapitalization of Burke, (iv) increased compensation or other benefits available to any officer, employee, sales agent or representative of Burke under any bonus or pension plan or other contract or commitment, other than in the ordinary course of business in accordance with Burke's customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing contract, (v) other than in the ordinary course of business, created or permitted to arise any lien or encumbrance upon any of the assets of Burke, except for liens and encumbrances for Taxes not due, purchase money security interests and mechanics' liens being disputed by Burke in good faith and by appropriate proceedings or (vi) altered the manner of keeping Burke's books, accounts or records or the accounting practices reflected therein.

     2.8 UNDISCLOSED LIABILITIES. Burke has no material liabilities or obligations (whether absolute, contingent or otherwise), except for (a) those reflected, reserved against or otherwise disclosed in the Financial Statements or the notes thereto and not heretofore paid or discharged, (b) those that are set forth in Section 2.8 of the Shareholders' Schedule, (c) those not required by GAAP to be reflected, reserved against or otherwise disclosed in the Financial Statements or the notes thereto or (d) those incurred in, or as a result of, the ordinary course of business of Burke since the date of the Balance Sheet.

     2.9 GOVERNMENTAL AUTHORIZATIONS. Burke is in compliance with all material governmental licenses, permits, approvals and other governmental authorizations ("Permits") necessary to permit the operation of the business of Burke as presently conducted. To the knowledge of Shareholders, Burke is in compliance with all federal, state and local laws, ordinances, rules and regulations applicable to its businesses or properties and not otherwise dealt with elsewhere in this Article II including building codes and zoning ordinances and similar laws, currently in effect ("Applicable Laws"). To the knowledge of Shareholders, neither any Shareholder nor Burke has received any notification of any asserted present or past failure by Burke to comply with any Applicable Law or Permit. To the knowledge of Shareholders, neither any Shareholder nor Burke has received any notification of any proposed special assessment or any proposed change in property tax, land use or zoning laws affecting Burke's owned or leased real property.

     2.10 LITIGATION. Except as set forth in Section 2.10 of the Shareholders' Schedule, there is no pending or, to the knowledge of Shareholders, threatened action, suit, arbitration, investigation or other proceeding in any court or before any governmental commission or agency against Burke, which would have an adverse effect on the business or financial position of Burke. There is no order, judgment or decree of any court or governmental authority or agency which specifically applies to Burke which has or would have an adverse effect on the business or financial position of Burke. No action, suit, arbitration proceeding, investigation or other proceeding in any court or before or by any governmental commission or agency questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement or in connection with the transactions contemplated hereby.

     2.11   EMPLOYEE BENEFIT PLANS.

            (a) Burke maintains no Employee Benefit Plan other than those listed in Section 2.11 of the Shareholders' Schedule (the "Listed Plans"). To the knowledge of Shareholders:

                 (i) each Listed Plan is, and at all times while maintained by Burke or any of its ERISA Affiliates has been, operated in material compliance with all applicable provisions of law, including provisions of ERISA and the regulations thereunder;

                 (ii) each Listed Plan which is a Qualified Plan is, and at all times while maintained by Burke has been, operated in compliance with the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder;

                 (iii) Burke and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan and applicable law or required to be paid as expenses under such Employee Benefit Plan;

                 (iv) no Listed Plan which is subject to the minimum funding standards of Section 412 of the Internal Revenue Code has an "accumulated funding deficiency" as described in that section;

                 (v) Burke has received no written communication from the United States Department of Labor stating that any Listed Plan is in violation of ERISA or the regulations thereunder;

                 (vi) Burke has received no written communication from the Internal Revenue Service determining that any Listed Plan which is intended to be a Qualified Plan is no longer a Qualified Plan;

                 (vii) no employee of Burke or former employee of Burke shall accrue or receive additional benefits, service or accelerated rights to payment under any Listed Plan, including the right to receive any parachute payment as defined in Section 280G of the Code or become entitled to severance, termination allowance or similar benefits as a direct result of the transactions contemplated by this Agreement, except as set forth in
Section 2.11(a) of the Shareholders' Schedule;

                 (viii) there is no litigation pending by or against any Listed Plan; and

                 (ix) Shareholders have heretofore made available to Parent true and complete copies of each Form 5500, summary plan description or other disclosure document related to each Listed Plan.

            (b) As used in this Section 2.11, the term "Employee Benefit Plan" means an "employee pension benefit plan" as defined in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974 ("ERISA"), other than a Multiemployer Plan, and an "employee welfare benefit plan" as defined in
Section 3(l) of ERISA. As used in this Section 2.11, the term "Qualified Plan" means a pension, profit sharing or stock bonus plan described in
Section 401 of the Internal Revenue Code. "ERISA Affiliate" of Burke means any person that, together with Burke as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

     2.12   PATENT, TRADEMARK AND RELATED MATTERS.

            (a) All registered patents, patent registration applications, registered trademarks, trademark registration applications, registered service marks, service mark registration applications registered in the name of Burke in the United States Patent and Trademark Office or any state patent or trademark registry, all material trade names used by Burke and all material license agreements in which Burke is the licensee at the date of this Agreement (collectively, the "Intellectual Property Rights") are listed in Section 2.12(a) of the Shareholders' Schedule. Except to the extent, if any, set forth in Section 2.12(a) of the Shareholders' Schedule, such Intellectual Property Rights are
(i) in good standing, valid and adequate to permit Burke to conduct its business as presently conducted, (ii) to the knowledge of Shareholders, not infringing upon any intellectual property rights of other persons and (iii) not the subject of any claims of infringement with respect to which Burke has received notice.

            (b) All of the material license agreements in which Burke is the licensor at the date of this Agreement are listed in Section 2.12 of the Shareholders' Schedule.

     2.13 REAL AND PERSONAL PROPERTY. Section 2.13 of the Shareholders' Schedule contains a list of all real and personal property owned or leased by Burke as of the date hereof having, in the case of leased property, an annual lease obligation in excess of $25,000 or, in the case of owned property, a book value in excess of $100,000. All such property is owned in fee or held under valid leases. There is no existing default on the part of Burke under any of such leases nor, to the knowledge of Shareholders, any facts that would, with the passage of time, constitute such a default.

     2.14 INSURANCE. Section 2.14 of the Shareholders' Schedule lists all material insurance policies covering Burke, its employees and directors, or its properties. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued, and no notice of cancellation or termination has been received with respect to any such policy. Burke has not received any notification that material changes are required in the conduct of Burke's business as a condition to the continuation of coverage under or renewal of any such policy. Burke has heretofore made available to Parent true and complete copies of all such policies.

     2.15   TAX MATTERS.

            (a) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                 (i) "Tax" or "Taxes" shall mean any and all taxes (whether federal, state, local or foreign), including, without limitation, income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupation, value added ad valorem transfer and other taxes, duties or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto.

                 (ii) "Tax Returns" shall mean any returns, reports and forms required to be filed with any federal, state, local or foreign government.

            (b) TAX RETURNS FILED AND TAXES PAID. To the knowledge of Shareholders, all Tax Returns required to be filed by Burke have been duly filed on a timely basis and all Taxes shown to be payable on the Tax Returns or on subsequent assessments have been paid in full on a timely basis or are being disputed in good faith by Burke. Except as set forth on Section 2.15(b) of the Shareholders Schedule, to the knowledge of Shareholders, there are no proposals or challenges by any Taxing authority that will have the effect of increasing the Company's taxable income or reducing the Company's Tax deductions after the Closing Date.

            (c) TAX RESERVES. Burke's liability for unpaid Taxes for all periods ending before the date of this Agreement has been accrued in the Financial Statements, including income taxes and related deferred taxes, applicable to all periods ending on or before the date of this Agreement in conformity with GAAP, adjusted for operations and transactions in the ordinary course of business of Burke since December 27, 1996, in accordance with past custom and practice. Burke's liability for Taxes (other than deferred taxes) accrued in the Financial Statements is sufficient to satisfy all Tax Liabilities of the Company for all taxable periods ending on or before the date of this Agreement.

            (d) TAX RETURNS FURNISHED. For all periods ending on and after December 31, 1992, Burke has made available to Parent true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Burke or on behalf of Burke relating to Taxes and (ii) all pro-forma separate federal and state income or franchise tax returns for Burke.

            (e) TAX DEFICIENCIES; AUDITS; STATUTES OF LIMITATIONS. Except as set forth in Section 2.15 of the Shareholders' Schedule, no deficiencies have been asserted with respect to Taxes of Burke. Burke is neither a party to any action or proceeding for assessment or collection of Taxes, nor to the knowledge of Shareholders, has such event been asserted or threatened against Burke or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Burke. Except as set forth in Section 2.15 of the Shareholders' Schedule, the Tax Returns of Burke have never been audited by a government or taxing authority, nor to the knowledge of Shareholders, is any such audit in process, pending or threatened.

            (f) TAX ELECTIONS AND SPECIAL TAX STATUS. Burke is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. Burke is not a "consenting corporation" under Section 341(f) of the Code. Burke has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Burke pursuant to Section 280G or Section 162 of the Code or any excise tax to the recipient of such payment pursuant to
Section 4999 of the Code. Burke is not a "United States real property holding corporation" within the meaning of Section 897 of the Code.

            (g) AFFILIATED CORPORATIONS. Burke has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

     2.16   ENVIRONMENTAL MATTERS.

            (a) DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

                 (i) "Company Facility" means any real property or any other facility presently or previously owned, operated or leased by Burke since December 9, 1988.

                 (ii) "Hazardous Materials Laws" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. Section 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); any so-called "Superfund" law; and any other law, regulation or order regulating, relating to or imposing liability or standards of conduct, concerning protection of health and safety or the environment.

                 (iii) Hazardous Materials" shall mean any hazardous substance, pollutant, contaminant, flammable explosives, radioactive materials, hazardous, toxic or dangerous wastes and any other chemicals, materials or substances which are identified, defined or regulated pursuant to any Hazardous Materials Laws, or the release, discharge or exposure to which is prohibited, limited or regulated by any federal, state or local government under Hazardous Materials Laws and any petroleum, waste oil and petroleum by-products, asbestos in any form or urea formaldehyde.

            (b) To the knowledge of Shareholders, Burke is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in (i) the Hazardous Materials Laws, (ii) any regulation, code, plan, order, decree, judgment, notice or demand issued, entered, promulgated or approved thereunder or (iii) to the knowledge of Shareholders, any proposed law, rule or regulation which is not in effect as of the date hereof but would have applicability to the business of Burke upon its effectiveness. Except as set forth in Section 2.16(b) of the Shareholders' Schedule, to the knowledge of Shareholders, no Hazardous Material has been generated, used, treated, stored, released, disposed of, or discharged into the environment, on or from any Company Facility, nor have Shareholders been notified that any Hazardous Material has been released on of from any locations at which Burke arranged, by contract, agreement or otherwise for use, disposal, storage, treatment, transport for disposal or treatment, of any Hazardous Material. Except as set forth in Section 2.16 of the Shareholder's Schedule, to the knowledge of Shareholders, there is no Hazardous Materials deposited or contained in any existing equipment or otherwise located at any Company Facility. To the knowledge of Shareholders, Burke is not and will not be subject to any liability to any third party for any Personal Injury of any person, including, without limitation, any employee of Burke or former employee of Burke (A) in any way arising out of any exposure prior to the Closing Date to any Hazardous Material present at or generated by any Company Facility on or prior to the Closing Date or (B) in any way arising out of any exposure after the Closing Date to any Hazardous Material that was present at or generated by any Company Facility at or prior to the Closing Date.

            (c) Section 2.16(c) of the Shareholders' Schedule sets forth a true and complete list of each Company Facility. To the knowledge of Shareholders, Section 2.16(c) of the Shareholders' Schedule sets forth a true and complete list of each off-site location to which or at which Burke, or any agent of Burke, including any employee or former employee of Burke, has generated, used, stored or disposed of any Hazardous Material since December 9, 1988. To the knowledge of Shareholders, Schedule 2.16(c) of the Shareholders' Schedule sets forth a true and complete list of each third party to which or with which Burke, or any agent of Burke, including any employee or former employee of Burke; has arranged, by contract, agreement or otherwise for the disposal, storage, treatment, transport for disposal, storage or treatment of any Hazardous Material since December 9, 1988, and of each off-site location where such Hazardous Material was disposed, stored or treated since December 9, 1988.

            (d) To the knowledge of Shareholders, Burke has all environmental permits, licenses, orders, variances, registrations and other federal, state or local governmental authorizations required for the handling, use, storage and disposition of Hazardous Materials under Hazardous Materials Laws that are applicable to Burke's operations as presently conducted.

            (e) Except as set forth in Section 2.16(e) of the Shareholders' Schedule, Burke has received no notice from any governmental authority that Burke is in violation of any of the terms or conditions of its environmental permits for the handling, use, storage or disposition of Hazardous Materials under Hazardous Materials Laws.

            (f) To the knowledge of Shareholders, true and complete copies of all environmental reports prepared by third party environmental consultants related to each Company Facility have previously been provided to Parent.

     2.17   CONTRACTS.

            (a) Section 2.17(a) of the Shareholders' Schedule contains a complete list of each contract of Burke which (i) is made with any officer, director, shareholder of or any entity directly or indirectly controlling, controlled by or under common control with Burke, or with any affiliate or relative of any such officer, director or shareholder that remains executory on the part of Burke or that has been consummated since January 1, 1994, (ii) is a contract of employment, (iii) is made with any labor union, or other labor organization, (iv) is a bank loan or other credit agreement, (v) other than in connection with outstanding purchase orders, requires, individually, annual payments of more than $50,000 or aggregate payments over the life of the contract of more than $250,000, (vi) is for a remaining term of more than one year and is not cancelable as to all its provisions upon 60 days or less notice without payment of any material penalty or (vii) is entered into other than in the ordinary course of business.

            (b)  To the knowledge of Shareholders, except as set forth in
Section 2.17(b) of the Shareholders' Schedule, as of the Closing Date, Burke is not a party to any indenture, agreement, lease or other instrument which, under the circumstances which exist as of the Closing Date, would be reasonably likely to have a material adverse effect on the business or financial position of Burke if the obligations of the parties thereunder were substantially performed.

            (c) Burke has made available to Parent true and complete copies of each contract listed in Section 2.17(a) of the Shareholders' Schedule. Burke and, to the knowledge of Shareholders, each of the other parties to the contracts set forth in Section 2.17(a) of the Shareholders' Schedule have performed all material obligations required to be performed by them under such contracts and, to the knowledge of Shareholders, no event has occurred which would give any other party to any such contract the right to terminate or otherwise fail to perform its obligations under the contracts.

     2.18 INVENTORY. Except as set forth in Section 2.18 of the Shareholders' Schedule, as of the date of the Balance Sheet, all inventory of Burke consisted of a quality and quantity consistent with the past practices of Burke net of any reserves reflected in the Balance Sheet. The values reflected on the Balance Sheet of obsolete or substandard items of inventory, as determined by Burke in consultation with Burke's accountants, have been written down to realizable market values or written off, or adequate reserves therefor have been established, all in accordance with GAAP.

     2.19 ACCOUNTS RECEIVABLE. The accounts receivable of Burke reflected in the Balance Sheet represent sales actually made in the ordinary course of business, represent valid and enforceable claims, and have been properly accrued in accordance with GAAP, net of any reserves reflected in the Balance Sheet. Section 2.19 of the Shareholders' Schedule sets forth an accurate aging schedule of all accounts receivable reflected in the Balance Sheet.

     2.20 CONDITION OF PLANT AND EQUIPMENT. To the knowledge of Shareholders, there are no material structural defects in the plants of Burke. To the knowledge of Shareholders, except as set forth in Section 2.20 of the Shareholders' Schedule, the equipment of Burke is in good operating condition and repair, ordinary wear and tear excepted.

     2.21 CUSTOMERS AND SUPPLIERS. Section 2.21 of the Shareholders' Schedule lists the ten largest customers of each of the aerospace, flooring and commercial products divisions of Burke and the ten largest suppliers of each of the aerospace, flooring and commercial products divisions of Burke for the most recent fiscal year. To the knowledge of Shareholders, since January 1, 1997, there has been no material adverse change in the business relationship of Burke with any customer or supplier named on Section 2.21 of the Shareholders' Schedule. To the knowledge of Shareholders and other than in the ordinary course of business, no customer or supplier named on Section
2.21 of the Shareholders' Schedule has threatened or expressed an intention to reduce materially the volume of its purchases from or sales to Burke or otherwise materially modify its business relationship with Burke.

     2.22 BANK ACCOUNTS. Section 2.22 of the Shareholders' Schedule sets forth the names and locations of all banks, trust companies, brokerage firms or other financial institutions at which Burke maintains an account, the account number and type of such account, and the name of each person authorized to draw thereon or make withdrawals therefrom.

     2.23   LABOR PRACTICES.

            (a) Section 2.23(a) of the Shareholders' Schedule contains a true and correct list of the ten most highly compensated employees of Burke (based on annual salary and bonus).

            (b) Section 2.23(b) of the Shareholders' Schedule lists each collective bargaining agreement to which Burke is a party or by which it is bound. Other than the Collective Bargaining Agreement for Burke's San Jose facility, which expires October 1997 and the Collective Bargaining Agreement for Burke HASKON which expires June 6, 2000, no collective bargaining agreement is currently being negotiated by Burke and, to the knowledge of Shareholders, no movement to designate a collective bargaining agent to represent any of Burke's employees exists or is threatened. There are no claims for unfair labor practices pending or, to the knowledge of Shareholders, threatened, between Burke and any of its employees. No strikes, work stoppages or other labor disputes involving Burke's other employees are pending or, to the knowledge of Shareholders, threatened. Except as set forth in Section 2.23(b) of the Shareholders Schedule, there is not pending any grievance, procedure or arbitration proceeding under any collective bargaining agreement covering Burke's employees or former employees. Except as set forth in Section 2.23(b) of the Shareholders Schedule, no charges, audits, investigations, or complaint proceedings are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Shareholders, threatened against Burke.

     2.24   GOVERNMENT CONTRACTS.

            (a) To the knowledge of Shareholders, with respect to each Government Contract or Bid (in each case, as defined below) to which Burke or any affiliate of Burke is a party: (i) Burke have fully complied with all material terms and conditions and all applicable requirements of statute, rule, regulation, order or agreement, whether incorporated expressly, by reference or by operation of law; (ii) all representations and certifications were current, accurate and complete when made, and Burke have fully complied with all such representations and certifications; (iii) no allegation has been made, either orally or in writing, that Burke is in breach or violation of any statutory, regulatory or contractual requirement; (iv) no termination for convenience, termination for default, cure notice or show cause notice has been issued; (v) no material cost incurred by Burke or its subcontractors has been questioned or disallowed; and (vi) other than in the ordinary course of business, no money due to Burke has been (or has threatened to be) withheld or set off.

            (b) Neither Burke, any affiliate of Burke, nor any of Burke's directors, officers, employees, agents or consultants is (or for the last three years has been) (i) except as set forth in Section 2.24(b) of the Shareholders' Schedule and to the knowledge of Shareholders, under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (ii) to the knowledge of Shareholders, suspended or debarred from doing business with the U.S. Government or any state or local government or declared nonresponsible or ineligible for government contracting. Except as set forth in Section 2.24(b) of the Shareholders' Schedule, to the knowledge of Shareholders, neither Burke nor any affiliate of Burke has made a voluntary disclosure to any U.S. Government, state or local government entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. Except as set forth in Section 2.24(b) of the Shareholders' Schedule, to the knowledge of Shareholders, Burke knows of no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of Burke in the future.

            (c) To the knowledge of Shareholders, neither the U.S. Government, any state or local government nor any prime contractor, subcontractor or vendor is asserting any claim or initiating any dispute proceeding against Burke, nor is Burke asserting any claim or initiating any dispute proceeding, directly or directly, against any such party, concerning any Government Contract or Bid. To the knowledge of Shareholders, there are no facts of which Burke is aware upon which such a claim or dispute proceeding may be based in the future.

            (d) For purposes of this Section 2.24, the following terms shall have the meanings set forth below:

                 (i) "Bid" means any outstanding quotation, bid or proposal by Burke or any of their Affiliates which, if accepted or awarded, would lead to a contract with the U.S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by Burke.

                 (ii) "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind relating to the business of Burke between Burke and (A) the U.S. Government, (B) any prime contractor to the U.S. Government or (C) any subcontractor with respect to any contract described in clause (A) or (B).

                 (iii) "U.S. Government" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

     2.25 CERTAIN BUSINESS PRACTICES. To the knowledge of Shareholders, none of Burke, any of its subsidiaries or any directors, officers, agents or employees of Burke or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreig n Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.26 PRODUCT LIABILITY. Except as set forth in Section 2.26 of the Shareholders' Schedule, to the knowledge of Shareholders, no action, suit, arbitration or other proceeding, or claim, demand, demand letter, lien or notice of noncompliance or violation has been asserted in writing against Burke and no event or circumstance has occurred that could reasonably be expected to constitute the basis of any claim against Burke for injury to any person or any property suffered as a result of the manufacture, distribution or sale of any product or material by Burke, including any claim arising out of the defective or unsafe nature, or allegedly defective or unsafe nature, of any such product or material, other than any claim (i) which would not have an adverse effect on the business or financial position of Burke or (ii) for which the Company has established adequate reserves in accordance with GAAP on the Balance Sheet and/or which is within the scope and limits of coverage of a policy of insurance identified in Section 2.14 of the Shareholder's Schedule.

     2.27 DISCLOSURE IN THE SHAREHOLDERS' SCHEDULE. The disclosure in any Section of the Shareholders' Schedule of an exception to any representation and warranty shall constitute disclosure of such exception for all applicable representations and warranties under this Agreement.


                                    ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF PARENT

     The Parent hereby represents and warrants to Shareholders as follows:

            3.1 DUE INCORPORATION; REQUISITE POWER AND AUTHORITY. Each of Parent and MergerCo is a corporation duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware and the State of California and has all requisite power and authority to execute and deliver this Agreement and to perform all transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and MergerCo has been duly authorized and approved by all ne cessary corporate action; this Agreement constitutes the valid and binding obligation of each of Parent and MergerCo, enforceable against each of Parent and MergerCo in accordance with its terms.

     3.2 REQUISITE CONSENTS; NONVIOLATION. The execution and delivery of this Agreement by each of Parent and MergerCo do not, and the consummation by each of Parent and MergerCo of the transactions contemplated by this Agreement will not, (a) require the consent, license, permit, approval, authorization of or other action by or filing with, any governmental person or entity (except such approvals, permits or filings as may be required to comply with applicable state securities laws) or (b) violate or c onflict with (i) the provisions of the Certificate of Incorporation or By-Laws of either Parent or MergerCo, (ii) any provision of law, rule or regulation by which either Parent or MergerCo is bound or to which Parent, MergerCo or any of their respective properties is subject or (iii) any writ, judgment, order, injunction or decree applicable to either Parent or MergerCo.

     3.3 NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization, and the negotiation and consummation of this Agreement and the transactions contemplated hereby, MergerCo has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or any arrangement with any person.

                                  ARTICLE IV

                     CERTAIN TRANSACTIONS AND AGREEMENTS
                          PRIOR TO THE CLOSING DATE

     4.1    COOPERATION; CONFIDENTIALITY.

            (a) Burke and Shareholders have provided Parent information relating to Burke and Shareholders and have permitted Parent to make an investigation of Burke and its business. To facilitate a smooth transition in ownership, prior to the Closing Date, Parent, through its officers, employees, counsel, accountants and other authorized representatives, may continue to discuss Burke's business with Shareholders and Burke's officers, employees, independent accountants, actuaries, customers, distributor s and suppliers and other agents during Burke's normal business hours in a manner that does not interfere with Burke's normal business or contravene any agreement to which Burke is bound. Without limiting the foregoing, Burke will provide Parent and its consultants and agents access to its real properties for the purpose of, and will cooperate in, conducting Phase I environmental assessments thereon.

            (b) Parent agrees to hold in confidence, and to cause its employees, agents, representatives and affiliated companies to hold in confidence, all information provided to Parent or its representatives by Shareholders or Burke before or after the date of this Agreement concerning Burke's assets, liabilities and operations. Nothing contained in this Agreement shall in any way diminish Parent's obligations under that certain Confidentiality Agreement, dated April 4, 1997, by and between Parent and Burke, and Parent shall continue to be bound by and will continue to abide by the terms and conditions thereof in addition to its obligations as set forth in this Agreement.

     4.2 BUSINESS ORGANIZATION. Shareholders will cause Burke to use reasonable efforts consistent with past practice through the Closing Date (i) to preserve substantially intact its business organization, (ii) to keep available the services of the present officers and employees of Burke, (iii) to preserve the present relationships of Burke with all entities or persons having significant business dealings with it, (iv) operate its business only in the ordinary course, consistent with past practice, (in cluding, without limitation, in respect of the level of working capital maintained by Burke) and (v) continue in full force and effect all existing insurance policies (or comparable insurance) of or relating to Burke.

     4.3 FURTHER ASSURANCES. Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the agreements and consummate the transactions contemplated by this Agreement.

     4.4    SHAREHOLDER ACKNOWLEDGMENT, WAIVER AND VOTING AGREEMENT.

            (a) Each Shareholder, by signing this Agreement, acknowledges and agrees that, pursuant to the terms of the Merger set forth in this Agreement, (i) (x) Cancelled Shares will receive the Merger Consideration upon consummation of the Merger and (y) Continuing Shares or Preferred Shares, as the case may be, will become Surviving Shares and (ii) in the event the Exchange Offer does not take place, all shares of Common Stock will not be treated equally in the Merger within the meaning of Section 110 1 of the CGCL.

            (b) Each Shareholder, by signing this Agreement, whether or not the Exchange Offer takes place, waives any rights such Shareholder may have under Section 1101 of the CGCL by reason of the fact that all shares of Common Stock will not be treated equally in the Merger.

            (c) Each Shareholder, by signing this Agreement, agrees to vote all of its shares of Common Stock in favor of the adoption and approval of this Agreement at any and all shareholder meetings held for such purpose and to execute any and all written consents containing a resolution adopting and approving this Agreement.

                                     ARTICLE V

                    COVENANTS REGARDING POST-CLOSING ACTIVITIES

     5.1    SHAREHOLDERS' INDEMNIFICATION.  The provisions of this Section
5.1 shall apply to indemnification for all matters, other than matters related to Taxes to which Section 5.2 is applicable.

            (a) SHAREHOLDERS' INDEMNIFICATION. Subject to the limitation of Section 5.1(c), Shareholders shall severally, but not jointly, indemnify and hold Parent and Burke harmless from any liability, damage, deficiency, loss, cost or expense (including but not limited to reasonable attorneys' fees and expenses of investigation) actually incurred or paid by Parent or Burke, arising out of or resulting from (i) the inaccuracy of any representation or the breach of any warranty made in this Agreement by Burke or Shareholders to Parent or (ii) any failure of Shareholders to perform or comply with any of their covenants and agreements set forth in this Agreement.

            (b)  NOTIFICATION; CONTROL OF PROCEEDINGS.

                 (i) Parent shall with reasonable promptness give to the Shareholders written notice if it becomes aware of any liability, loss, damage, claim, cost and expense with respect to which indemnity may be asserted pursuant to Section 5.1(a). If any claim is made by a third person or an action or proceeding commenced for which Parent shall seek indemnity from Shareholders, Parent shall give to the Shareholders reasonable written notice of the claim and shall deliver to the Shareholders, withi n ten (10) days after receipt thereof by Parent or Burke, copies of all notices and documents (including court papers) relating to such claim.

Notwithstanding the foregoing, any failure of the Parent to give prompt written notice of any claim asserted by it or by any third party shall not relieve the Shareholders of any indemnification obligation that the Shareholders may have to Parent except to the extent that the Shareholders shall have the right to defend against any claim asserted by a third-party at their expense, and shall give written notice to Parent of the commencement of such defense within twenty (20) business days after the giving of the written notice of the claim by Parent.

                 (ii) Parent shall be entitled to participate with Shareholders in the defense of any such third-party claim assumed by the Shareholders and to employ counsel, at its own expense, separate from the counsel employed by the Shareholders, but shall not be entitled in any way to release, waive, settle, modify or pay such claim without the written consent of the Shareholders. In the event Shareholders shall assume the defense of any third-party claim, Parent shall cooperate in the defense of such action, and the records of each shall be available to the other with respect to such defense; PROVIDED, HOWEVER, that the Shareholders shall not, in the defense of any such action, (A) consent to the entry of any judgment or enter into any settlement where such entry of judgment or settlement does not include a provision releasing Parent from all liability with respect to such action or
(B) settle any claim on terms which provide for (x) a criminal sanction or fine, (y) injunctive relief or (z) monetary damages in excess of the amount the Shareholders are obligated to pay under this Section 5.1, except, in any case, with the written consent of Parent (which consent shall not be unreasonably withheld).

                 (iii) In the event Shareholders do not accept the defense of the matter as provided above, or do not notify Parent of their election to defend such a matter within twenty (20) business days, Parent shall have the right to defend against such liability in any manner it may deem appropriate; but no Shareholder shall have any liability with respect to any compromise or settlement effected without its prior written consent (which consent shall not be unreasonably withheld).

            (c) LIMITATION ON INDEMNIFICATION. Notwithstanding the provisions of Sections 5.1(a) and 5.1(b) hereof, (i) Shareholders shall not be liable to Parent on account of any warranty, representation or covenant made by Shareholders in this Agreement or under any of their indemnities in this Agreement unless (A) the amount of any single claim exceeds $10,000 and
(B) the aggregate amount of all claims against Shareholders for which indemnification is sought exceeds $1,200,000 and then only for the am ount by which such aggregate cumulative liability is in excess of $1,200,000; and
(ii) in no event shall Shareholders' obligations to Parent under Section 5.1(a) exceed, in the aggregate, $8,750,000; PROVIDED, HOWEVER, that the limitations contained in this Section 5.1(b) shall not apply to any claims based on a breach of the representations and warranties contained in Sections 2.1, 2.4, 2.24 and 2.25 or based on the fraud on the part of Shareholders.

     5.2    TAX INDEMNITY.

            (a) For purposes of this Article 5, the term "Tax Indemnitee" shall mean and include Parent and any corporation or other entity which is, directly or indirectly, controlled by

Parent, or any successor in interest to, or transferee of, Parent, as the case may be, as determined from time to time, including, without limitation, Burke and any successor in interest to, or transferee of, Burke.

            (b) Each of the Shareholders shall, severally but not jointly, indemnify and hold harmless Burke and Parent on an after-tax basis from and against the payment of all Taxes and any losses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) arising out of or incident to the imposition of any such Tax in excess of Burke's current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the December 27, 1996 Financial State ments, as adjusted for operations and transactions in the ordinary course of business of Burke since December 27, 1996, in accordance with past custom and practice:

                 (i) for which liability is or shall be incurred by an affiliated group (as defined in Section 1504(a) of the Code as in effect during the relevant period) of which Burke or any predecessor in interest has been a member at any time prior to the Closing Date;

                 (ii) for which liability is or shall be incurred by Burke or any predecessor in interest with respect to any taxable year or period beginning prior to the Closing Date;

                 (iii) resulting from the breach of any representation or warranty of Shareholders contained in Section 2.15 hereof; and

                 (iv) resulting from any disallowance, adjustment or deferral of any of the items described in Section 1.16 hereof for which, and solely to the extent that, payment with respect to such items has been made to Shareholders.

            (c) For purposes of computing the amount of the Tax liability subject to indemnification pursuant to paragraph (ii) of subsection (b) and the amount of Tax liability subject to reimbursement under subsection (d), any taxable year or other period that begins before and ends after the Closing Date shall be deemed to end at the close of business on the Closing Date. Taxes attributable to pre-Closing and post-Closing periods shall be computed based on a closing of the books method, except that per iodic Taxes such as real and personal property Taxes shall be prorated.

            (d) Burke shall cause to be prepared all returns which are in respect of the Taxes of Burke or any predecessor-in-interest for taxable years or periods beginning prior to the Closing Date but which are due to be filed (taking into account any applicable extensions of time for filing) after the Closing Date. In preparing such returns, Burke shall exercise its judgment relating to the determination of the timing of items of income and deduction in good faith and in a means consistent with prior practice. In the case of any such return, Shareholders, upon proper notification and satisfactory documentation of the amount of Tax due with respect to the return in question, shall pay to Burke, within three (3) business days of demand by Burke, the amount of Tax due to the extent that the Tax due exceeds the amount of any accrual on the Closing Balance Sheet for such Tax due.

            (e) The Tax Indemnitee and Shareholders shall cooperate with each other in the conduct of any audit or other proceedings involving Burke or any entity with which it is consolidated or combined for any Tax purposes.
 In the event a written claim shall be made by any governmental authority which, if successful, would result in an obligation on the part of any of the Shareholders to indemnify any Tax Indemnitee pursuant to this section, the Tax Indemnitee shall within ten (10) business days of rec eipt of such claim give notice to Shareholders of the same in writing specifying in reasonable detail the basis of such claim, action or suit and the facts pertaining thereto, and shall not make payment of the Tax claimed for at least thirty
(30) days after the giving of such notice. If any of Shareholders wishes to contest such claim, Shareholders shall have the right to control and make all decisions regarding such audit or contest, including selection of a forum for contest, and the Tax Indemnitee agrees that in such event it shall execute, deliver and file a power of attorney naming the Shareholders and its counsel or appropriate agent as attorneys-in-fact for such audit or contest and such other instruments or documents as may be reasonably requested by any the Shareholders to carry out the provisions of this paragraph; provided, however, that without the consent of Parent, the Shareholders shall not settle or otherwise compromise any such audit or contest if it would have the effect of materially increasing the Burke's liability for Taxes for any taxable period after the Closing Date.

     5.3    PAYMENT OUT OF ESCROW ACCOUNT; MERGER CONSIDERATION ADJUSTMENT.

            (a) Any indemnification or reimbursement payments made pursuant to this Article 5 shall be paid first from any amounts in the Escrow Account and the balance shall be payable severally by the Shareholders pursuant to the terms of the Escrow Agreement. Nothing herein shall be construed to limit Parent's or Burke's recourse with respect to amounts owing to either of them pursuant to this Article 5 to amounts held in the Escrow Account.

            (b) Any indemnification payments made pursuant to this Article 5 shall be treated by the Parties as a purchase price adjustment unless determined otherwise in a final determination as defined in Section 1313 of the Code.

     5.4    SURVIVAL.

            (a)  The indemnification obligations of Shareholders under
Section 5.1 shall terminate on March 31, 1998 as to any claim not asserted prior to such date, except that the indemnification obligations of Shareholders for a breach of Sections 2.1, 2.4, 2.24 or 2.25 shall terminate upon the expiration of the applicable statute of limitations.

            (b)  The indemnification obligation of Shareholders under Section
5.2 and an other, covenants, agreements, representations and warranties relating to Taxes contained in this Agreement shall survive until all applicable statutes of limitations (including extensions thereof) have expired with respect to each taxable period or item that is the subject of such indemnification, covenant, agreement, representation or warranty.

     5.5 MAINTENANCE OF EMPLOYEE BENEFIT PLANS. Parent shall not cause the loss to Burke employees who remain with Burke subsequent to the Closing Date of any of the sick leave, compensatory time and vacation time accruals actually accrued by them prior to the Closing Date to which they are entitled as of the Closing Date.

     5.6 EMPLOYEE SERVICE CREDIT. Parent agrees to provide the Company employees with full credit for time of service as an employee of the Company for purposes of determining eligibility and vesting under the Company's employee benefit plans and programs.

                                 ARTICLE VI

              CONDITIONS TO OBLIGATIONS OF PARENT AND SHAREHOLDERS

     The obligations of Parent and Shareholders to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction of the following conditions, except to the extent such conditions are waived in writing by Parent and a majority-in-interest of the Shareholders:

     6.1 GOVERNMENT APPROVALS; LITIGATION. All requisite governmental approvals and authorizations necessary for the consummation of the transactions contemplated hereby shall have been duly issued or granted. No action or proceeding by any governmental authority challenging the transactions contemplated by this Agreement shall be pending or threatened against any party. No unfavorable decree or order shall exist that would prevent or make the consummation of any of the transactions contemplated by th is Agreement unlawful or would result in the payment of damages or other consequences materially adverse to Shareholders or to the business, prospects or financial position of Parent or Burke.

     6.2 PERMITS AND APPROVALS. Parent, Shareholders and Burke each shall have received all consents, waivers, approvals, licenses, or other authorizations required for the execution, delivery and performance of this Agreement by the parties hereto.

     6.3 CONSUMMATION OF DEBT ISSUANCE. By the Closing Date, debt securities in the principal amount of at least $95,000,000 shall have been issued or bridge financing in a like principal amount shall have been obtained, in either case for the purpose of paying the Merger Consideration and on terms reasonably acceptable to Parent.

     6.4 EXCHANGE OFFER. If the Shareholders do not constitute all of the holders of the Cancelled Shares, an exchange offer shall have been consummated in accordance with Section 4.4.

     6.5 ESCROW AGREEMENT. The Escrow Holder shall have delivered an executed counterpart of the Escrow Agreement.

                                    ARTICLE VII

                        CONDITIONS TO PARENT'S OBLIGATIONS

         The obligations of Parent to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the following conditions, except to the extent such conditions are waived by Parent, such waiver to be evidenced by Parent's consummation of the transaction contemplated hereby:

     7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of the Shareholders set forth in this Agreement shall be true as of the Closing Date with the same effect as though made at such time. Shareholders shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     7.2 CLOSING DELIVERIES. Parent shall have received the deliveries set forth in Section 1.3(b).

     7.3 DUE DILIGENCE REVIEW. Parent shall be reasonably satisfied with its legal, business and financial due diligence review of Burke, which condition shall be deemed satisfied unless written notice is given to Shareholders by Parent on or before July 31, 1997.

                                    ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS

     The obligations of Shareholders to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the following conditions, except to the extent such conditions are waived by Shareholders, such waiver to be evidenced by Shareholders' consummation of the transaction contemplated hereby:

     8.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of Parent set forth in this Agreement shall be true in all material respects as of the Closing Date, with the same effect as though made at such time. Parent shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     8.2 CLOSING DELIVERIES. Shareholder shall have received the deliveries set forth in Section 1.3(c).

                                  ARTICLE IX

                              FEES AND EXPENSES

     9.1 EXPENSES. Each of the Parent and Shareholders shall pay such party's own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, all fees and expenses of Morrison & Foerster LLP and $50,000 of the fees and expenses of Ernst & Young LLP incurred in connection with the transactions contemplated by this Agreement and all out-of-pocket expenses of the Shareholders shall be borne by the Shareholders.

     9.2 FEES OR COMMISSIONS OF BROKERS. Shareholders and Burke hereby represent to Parent that they have not dealt with any broker or finder in this transaction other than Bowles Hollowell Conner & Co., whose fees and expenses shall be paid by Shareholders. Parent hereby represents to Shareholders that it has not dealt with any broker or finder in this transaction.

                                 ARTICLE X

                                TERMINATION

     10.1 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may be terminated at any time before the Closing Date, as follows, and in no other manner:

            (a) by mutual consent of Parent and a majority-in-interest of the Shareholders;

            (b) by either Parent or a majority-in-interest of the Shareholders if the Closing shall not have occurred on or before 5:00 p.m., Pacific Time, on August 25, 1997; PROVIDED that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Closing to have occurred within such period;

            (c) by either Parent or a majority-in-interest of Shareholders if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party and such breach of a covenant or agreement has not been cured within fifteen (15) days after notice of such breach has been given to the other party; or

            (d) by either Parent or a majority-in-interest of Shareholders if (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transaction, or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the MergerCo by any governmental entity which would make consummation of the transaction illegal.

     10.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by any party pursuant to Section 10.1, this Agreement shall become void and have no effect, and there shall be no obligations or liability on the part of any party or its respective officers and directors, except as set forth in Section 4.1 and Article IX.

                                 ARTICLE XI

                               MISCELLANEOUS

     11.1   TIME OF THE ESSENCE.  Time is of the essence in this Agreement.

     11.2 ENTIRE AGREEMENT. This Agreement, including the Shareholders' Schedule, contains the entire agreement of the parties hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, between any of the parties to this Agreement, relating to the subject matter contained in this Agreement, which are not fully expressed herein. The Shareholders' Schedu le and each Exhibit attached to this Agreement or delivered pursuant to this Agreement is incorporated herein by this reference and constitutes a part of this Agreement.

     11.3 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. None of Burke, Shareholders nor Parent shall issue any press release or make any public announcement concerning the matters set forth in this Agreement (other than as required by applicable disclosure rules or regulations) without the consent of the other party. Burke, Shareholders and Parent will cooperate to jointly prepare and issue any press release which may be issued to announce the entering into this agreement or the closing of the transaction co ntemplated by this Agreement.

     11.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     11.5 DESCRIPTIVE HEADINGS. The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

     11.6 NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given (i) on the date delivered personally, (ii) five (5) days after posting by registered or certified mail, postage prepaid or (iii) on the date transmitted by telecopier with confirmation of receipt, addressed as follows:

     If to Parent or
        MergerCo, to:         J.F. Lehman & Company
                              450 Park Avenue, Sixth Floor
                              New York, New York 10022
                              Attention:   Donald Glickman
                              Telecopier:  212-634-1155

     with a copy to:          Gibson, Dunn & Crutcher LLP
                              333 South Grand Avenue
                              Los Angeles, California  90071
                              Attention:   Kenneth M. Doran, Esq.
                              Telecopier:  213-229-7520

     If to Shareholders, to:  c/o CHF Capital Partners
                              485 Ramona Street
                              Palo Alto, California  94301
                              Attention:  Timothy E. Howard or Daniel P. Flamen
                              Telecopier:  415-328-8301

     with a copy to:          Morrison & Foerster LLP
                              755 Page Mill Road
                              Palo Alto, California  94304
                              Attention:   William D. Sherman, Esq.
                              Telecopier:  415-494-0792

     If to Burke, to:         Burke Industries, Inc.
                              2250 South Tenth Street
                              San Jose, California  95112
                              Attention:   Rocco C. Genovese
                              Telecopier:  408-995-5163

     with a copy to:          Morrison & Foerster LLP
                              755 Page Mill Road
                              Palo Alto, California  94304
                              Attention:   William D. Sherman, Esq.
                              Telecopier:  415-494-0792

or to such other address or addresses as a party shall have previously designated by notice to the other parties given in accordance with this Section.

     11.7 ARBITRATION. Any dispute under this Agreement which is not settled by mutual agreement among the parties hereto, shall be finally settled by binding arbitration, conducted by and in accordance with the rules then in effect of the American Arbitration Association. The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witness' fees. The prevailing party in any arbitration, as determined by the arbitration panel, shall be entitled to an award against the other party in the amount of the prevailing party's costs and reasonable attorneys' fees. In making any such award, the arbitration panel shall take into consideration the outcome of the proceeding and the reasonableness of the conduct of each such party in connection with the dispute, in light of the facts known to such party at the time such party engaged in such conduct. The arbitration panel shall not have authority to award punitive damages hereunder. The arbitration shall be held in San Francisco County, California.

     11.8 CHOICE OF LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

     11.9 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.10 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party without the prior written consent of the other party and any attempted assignment without such consent shall be void; PROVIDED, HOWEVER, that this Agreement may be assigned by Parent to an affiliate of Parent which shall have been formed for the purpose of consummating the transactions contemplated hereby; and PROVIDED, FURTHER, that Parent or such affiliate may assign its rights under this Agreement (including its rights to any indemnity hereunder) to any lender as collateral security.

     11.11 WAIVER AND AMENDMENT. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect.

     11.12 ATTORNEYS' FEES. In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' and experts' fees and costs, in addition to such other relief as may be granted.

     11.13 KNOWLEDGE STANDARD. Whenever this document refers to the "knowledge" of any person, the term shall mean the actual knowledge of such person, after due investigation.

     11.14  PARENT'S KNOWLEDGE OF BREACH OF SHAREHOLDERS' REPRESENTATION.
If, at any time prior to the Closing, Parent obtains actual knowledge of any facts or circumstances, not described in the Shareholders' Schedule, that constitute a breach of a representation and warranty of Shareholders contained in this Agreement, Parent shall advise Burke and Shareholders of the existence of such facts and circumstances and that such facts and circumstances constitute a breach of a representation and warranty as so on as practicable after Parent obtains such knowledge and in any event prior to the Closing and Stockholders shall have the right to cure such breach or amend the Shareholders' Schedule prior to the Closing. Failure of Parent to so notify Shareholders, however, will not constitute a modification, alteration, limitation on or waiver of any of Shareholders' obligations hereunder.

     IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by the parties hereto as of the day and year first above written.

                                PARENT:

                                J.F. LEHMAN EQUITY INVESTORS I, L.P.
                                a Delaware limited partnership

                                By:  JFL Management, L.L.C.
                                     its sole general partner

                                         By:    a managing member

                                                By: /s/ Donald Glickman
                                                    --------------------------
                                                Name:  Donald Glickman



                                MERGERCO:

                                JFL MERGER CO.

                                By: /s/ Keith Oster
                                    -------------------------------------------
                                Name:     Keith Oster
                                Title:    Chief Financial Officer and
                                             Vice President

                                BURKE:

                                BURKE INDUSTRIES, INC.

                                By: /s/ Rocco C. Genovese
                                    -------------------------------------------
                                Name:     Rocco C. Genovese
                                Title:    Chief Executive Officer

                                SHAREHOLDERS:

                                COMANN, HOWARD & FLAMEN,
                                a partnership

                                    By:  CHF Corporation,
                                        its General Partner

                                        By: /s/ Daniel P. Flamen
                                            --------------------------
                                        Name:  Daniel P. Flamen
                                        Title:  President

                                /s/ Tyler K. Comann
                                ------------------------------------
                                Tyler K. Comann

                                /s/ Timothy E. Howard
                                ------------------------------------
                                Timothy E. Howard

                                /s/ Daniel P. Flamen
                                ------------------------------------
                                Daniel P. Flamen

                                /s/ Rocco C. Genovese
                                ------------------------------------
                                Rocco C. Genovese

                                /s/ Reed C. Wolthausen
                                ------------------------------------
                                Reed C. Wolthausen

                                /s/ Robert F. Pitman
                                ------------------------------------
                                Robert F. Pitman

                                /s/David E. Worthington
                                ------------------------------------
                                David E. Worthington

                                /s/ Anne G. Howe
                                ------------------------------------
                                Anne G. Howe

                                /s/ Robert G. Engle
                                ------------------------------------
                                Robert G. Engle

                                /s/ Craig A. Carnes
                                ------------------------------------
                                Craig A. Carnes

                                /s/ Robert P. Harrison
                                ------------------------------------
                                Robert P. Harrison

                                /s/ Hisham Alameddine
                                ------------------------------------
                                Hisham Alameddine

                                /s/ Michael Moshfegh
                                ------------------------------------
                                Michael Moshfegh

                                /s/ Ronald A. Steiben
                                ------------------------------------
                                Ronald A. Steiben

                                MS VENTURES II

                                By:
                                   ---------------------------------
                                Name:
                                Title:

                                THE HOWARD FAMILY REVOCABLE TRUST

                                By:
                                   ---------------------------------
                                Name:
                                Title:

                                /s/ Raymond P. Brown
                                ------------------------------------
                                Raymond P. Brown

                                /s/ Douglas L. Bartlett
                                ------------------------------------
                                Douglas L. Bartlett

                                /s/ Claude C. Corkadel
                                ------------------------------------
                                Claude C. Corkadel

                                /s/ Robert W. Fugate
                                ------------------------------------
                                Robert W. Fugate

                                /s/ Billy R. Gibson
                                ------------------------------------
                                Billy R. Gibson

                                /s/ Dennis H. Gerber
                                ------------------------------------
                                Dennis H. Gerber

                                /s/ Kristin C. Swanson
                                ------------------------------------
                                Kristin C. Swanson

                                /s/ Larry D. Sims
                                ------------------------------------
                                Larry D. Sims

                                /s/ Robert R. Catalano
                                ------------------------------------
                                Robert R. Catalano

                                /s/ Stephen L. Brown, II
                                ------------------------------------
                                Stephen L. Brown, II

                                /s/ James H. Caravayo
                                ------------------------------------
                                James H. Caravayo

                                /s/ Frank M. Perovich
                                ------------------------------------
                                Frank M. Perovich

                                /s/ Jose Perez
                                ------------------------------------
                                Jose Perez

                                /s/ Tair Chiou
                                ------------------------------------
                                Tair Chiou

                                /s/ Richard McKenna
                                ------------------------------------
                                Richard McKenna

                                /s/ Judy A. Emrich
                                ------------------------------------
                                Judy A. Emrich

                                /s/ Albert H. Lee, Jr.
                                ------------------------------------
                                Albert H. Lee, Jr.

                                /s/ Melanee G. Powell
                                ------------------------------------
                                Melanee G. Powell

                                /s/ Gary Filler
                                ------------------------------------
                                Gary Filler

                                /s/ Melchiore S. Bandanza
                                ------------------------------------
                                Melchiore S. Bandanza

                                /s/ Moussa Moshfegh
                                ------------------------------------
                                Moussa Moshfegh

                                /s/ Francis R. Cote
                                ------------------------------------
                                Francis R. Cote

                                /s/ Hassan Khadgenoori
                                ------------------------------------
                                Hassan Khadgenoori

                                /s/ Peter A. Sheehan
                                ------------------------------------
                                Peter A. Sheehan

                                /s/ Rogella Castillo
                                ------------------------------------
                                Rogella Castillo

                                /s/ William L. Adair
                                ------------------------------------
                                William L. Adair

                                /s/ Alex Ingram
                                ------------------------------------
                                Alex Ingram

                                /s/ Paul O. Keller
                                ------------------------------------
                                Paul O. Keller

                                /s/ Stephen C. Roades
                                ------------------------------------
                                Stephen C. Roades

                                /s/ Mark T. Sorenson
                                ------------------------------------
                                Mark T. Sorenson

                                /s/ Leroy J. Borders
                                ------------------------------------
                                Leroy J. Borders

                                /s/ Daniel L. Garrison
                                ------------------------------------
                                Daniel L. Garrison

                                /s/ Donna V. McKnight
                                ------------------------------------
                                Donna V. McKnight

                                /s/ Priscilla Nordyke
                                ------------------------------------
                                Priscilla Nordyke

                                /s/ Juanita R. O'Brien
                                ------------------------------------
                                Juanita R. O'Brien

                                /s/ Roseann Dybas
                                ------------------------------------
                                Roseann Dybas